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                                                                   EXHIBIT 10.23

                       SEPARATION AGREEMENT AND RELEASE

     The parties to this Separation and Release Agreement (Agreement) are FLIR Systems, Inc. (Company), and Robert Daltry (Executive).

                                   RECITALS

     A.   Executive has elected to resign from his employment.

     B. Executive elects to receive severance pay and related benefits under this Agreement under the terms and conditions set forth below.

     Therefore, in consideration of the mutual promises set forth below, the parties agree as follows:

     1    Employment Termination.  At a mutually agreeable time on or before
July 31, 2000, Executive will announce his retirement from Company, at which time his employment will terminate. Executive will simultaneously resign as Chairman of the Board and as a member of the Board of Directors.

     2    Payment.  Executive will receive all accrued wages owing through the last date of employment, including accrued vacation pay in the amount of One Hundred Eight Thousand Dollars ($108,000). Upon receipt of his vacation pay, Executive shall immediately pay Company Fifty Four Thousand Dollars ($54,000) in payment of his outstanding loan from Company.

     As consideration for this Agreement, Executive shall receive the following:

     a. Severance in the amount of Seven Hundred Thousand Nine Hundred Six Dollars ($700,906), payable in equal installments no less than twice monthly over two years (the Severance Period). Company will withhold taxes on this amount in accordance with all applicable local, state and federal laws. For the duration of the Severance Period, Executive shall make himself available to provide consultation to Company as needed no more than 25 hours per week on average, on such issues as may from time to time be assigned him by Company's Chief Executive Officer or his designee. All reasonable expenses incurred by Executive in fulfillment of his consulting duties shall be pre-approved and paid by the Company. Executive shall at all times comply with Company's policies and procedures to the extent they are not inconsistent with this Agreement, in which case the provisions of this Agreement prevail.

     b. Continued use of Executive's cellular phone, credit card, telephone calling card and laptop computer, payment of monthly car expenses for one automobile and access to
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Company e-mail, throughout the Severance Period. Upon expiration of the
Severance Period, Executive shall return all Company property in his possession to Company in good condition; provided, however, that Executive may keep the laptop computer and cellular phone.

     c. Continued vesting of Executive's existing stock options through the Severance Period.

     d. Payment of Executive's membership dues and assessments at the Oswego Lake Country Club throughout the Severance Period.

     e. Payment of Executive's expenses incurred in moving his household goods and belongings from Maryland to Portland, Oregon.

     f. Company shall provide Executive with an office at Company until such time as Executive's move from Maryland to Portland is complete, but in no event beyond September 1, 2000.

     g. For the remainder of Executive's life, Company shall pay for Executive's (and anyone entitled to a claim under or through Executive) out-of-pocket cost of obtaining medical, disability and life insurance coverage at the same level Executive was receiving on his last day of work as a full time employee of Company. If Executive is or becomes eligible for continuation of group health coverage under COBRA, Company may elect to pay the premiums for continuation of Executive's group health insurance under COBRA in lieu of reimbursing Executive for privately obtained health insurance under this Section 2(g). Moreover, in the event Executive becomes eligible for Medicare coverage, Company shall reimburse Executive for medical coverage only to the extent necessary to insure that such coverage, when combined with applicable Medicare coverage, is at the same level as that provided to Executive on his last day of work as a full time employee of Company.

     h. At the expiration of the Severance Period, Company shall pay to Executive a non-cancellable annual fee of $125,000 per year until the earlier of Executive's death or March 3, 2024. In exchange for such payment obligation, Executive shall make himself available, at employee's discretion, to provide consultation to Company as needed on such issues as may from time to time be requested of him by the Company's Chief Executive Officer or his designee.

     3. Health Insurance. Executive's coverage under Company's health insurance plan ends on July 31, 2000. If eligible, Executive may continue full health insurance benefits for himself and his immediate family as provided under federal COBRA regulations at Company's expense, as provided in Section 2(g).

     4. Employee Pension and Retirement Plans. Executive shall be entitled to Executive's rights under Company's benefit plans as such plans, by their provisions, apply upon Executive's termination.
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     5.   General Release.  In consideration of the benefits provided in this
Agreement, Executive releases Company, its directors, officers, agents, employees, attorneys, insurers, subsidiaries, related corporations, successors and assigns, from any and all liability, damages or causes of action, whether known or unknown, whether in tort, contract, or under state or federal statute, except for the indemnity to which he is entitled under FLIR's Articles of Incorporation. Executive understands and acknowledges that this release includes, but is not limited to any claim for reinstatement, reemployment, attorney fees or additional compensation in any form, and any claim, including but not limited to those arising under the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act (42 U.S.C. 1981-88), the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, the Family Medical Leave Act of 1993, the Uniformed Services Employment and Re-employment Rights Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Employee Retirement Income Security Act of 1975 (ERISA), Executive Order 11246, as amended, and the civil rights, employment, and labor laws of any state and any regulation under such authorities relating to Executive's employment or association with Company or the termination of that employment and association.

     6. Release of Rights Under Older Workers' Benefit Protection Act. In accordance with the Age Discrimination in Employment Act and Older Workers' Benefit Protection Act (collectively, the "Act"), Executive acknowledges that
(1) he has been advised in writing to consult with an attorney prior to executing this Agreement; (2) he is aware of certain rights to which he may be entitled under the Act; (3) as consideration for executing this Agreement, Executive has received additional benefits and compensation of value to which he would otherwise not be entitled, (4) the parties agree that changes to this Agreement since its presentation, whether material or immaterial, shall not re-start the 21-day consideration period, and (5) by signing this Agreement, Executive will not waive rights or claims under the Act which may arise after the execution of this Agreement. Executive acknowledges that he has been given a period of at least 21 days from July 1, 2000, to consider this offer. Executive acknowledges in the event he has not executed this Agreement by August 1, 2000, the offer shall expire. Executive further acknowledges that he has a period of seven days from the date of execution in which to revoke this Agreement by written notice to John C. Hart, President and Chief Executive Officer. In the event Executive does not exercise his right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven-day waiting period described above.

     7. Return of Company Property. Except as provided in Section 2, Executive agrees that on or before the effective date of his termination, he will return to Company all property belonging to Company, including, but not limited to keys, credit cards, telephone calling card, files, records, computer access codes, computer hardware, computer programs, instruction manuals, business plans, and all other property and documents which Executive prepared or received in connection with his employment with Company.
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     8.   Confidentiality.  Executive acknowledges that in the course of his employment with Company, he obtained Confidential Information, including proprietary, financial, employment, confidential and trade secret information which is not generally known to third parties. Executive recognizes and affirms his obligations not to use or disclose such information to others, notwithstanding the termination of his employment. Executive further agrees that upon termination of his employment with Company, Executive shall enter into Company's then current standard form of confidentiality and proprietary rights agreement. Executive shall at all times during the Severance and Consulting Periods comply with Company's policies and procedures to the extent they are not inconsistent with this Agreement, in which case the provisions of this Agreement prevail.

     9. Nonsolicitation. Executive agrees that during the Severance and Consulting Periods, he will not, without prior written consent of Company, (i) solicit, directly or indirectly, business similar in nature to the business of Company, its subsidiaries or affiliates (collectively, "the Company"), from any person or entity which is a Company employee, customer, client or prospect, or otherwise induce any such person or entity, as the case may be, to leave the employment of the Company or cease or reduce their business relationship with the Company; (ii) directly or indirectly hire or use the services of any Company employee, or (iii) aid others in doing anything described in subsections (i) or
(ii) of this paragraph, whether as an employee, officer, director, shareholder, partner, consultant or otherwise.

     For purposes of clause (i) of the preceding paragraph, the term "solicit" includes without limitation (a) responding to requests for proposals and invitations for bids (b) initiating contacts with Company customers, clients, or prospects for the purpose of advising them that Executive has left the employment of the Company and is available for work which is competitive with the services offered by the Company, and (c) participating in joint ventures or teaming agreements or acting as a consultant or subcontractor or employee of others who directly solicit business prohibited by this Agreement. The terms "client" and "customer" include any then current client or customer, and the parent corporation, subsidiary corporation, affiliate corporation or partner or joint venture of a client or customer. "Prospect" means any person or entity to whom the Company has submitted a bid or proposal within the then immediately preceding six (6) months.

     10. Noncompetition. Executive agrees that during the Severance and Consulting Periods, he will not, without prior written consent of Company, directly or indirectly Compete (defined below) with Company anywhere Company is doing or planning to do business, nor engage in any other activity which would conflict with the Company's business or interfere with Executive's obligations to the Company. "Compete" means directly or indirectly: (i) have any financial interest in, (ii) join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, partner, principal or shareholder with (except as holder of not more than five percent (5%) of the outstanding stock of any class of a corporation, the stock of which is actively publicly traded) or (iii) provide services in any capacity to those participating in the ownership, management, operation or control of, and/or (iv) act as a consultant or subcontractor to, a Competitive Business (defined below). "Competitive Business" means any corporation, proprietorship, association or other entity or person then engaged in the
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sale, production and/or development of products or the rendering of services of a kind similar to or competitive with those then being sold, produced, developed or rendered by Company.

     11. Disclosure of this Agreement. Employee and Company shall keep both the fact and terms of this Agreement secret and confidential, except that Employee and Company may disclose this Agreement (1) to Employee's immediate family, (2) to Employee's or Company's lawyers, tax accountants and other advisors (including certain employees of Company) in order to seek advice about its provisions, properly account for and report its effects, (3) to obtain enforcement of any of its provisions, and (4) as required by law, provided anyone to whom Employee or Company is authorized to disclose this Agreement agrees to be bound by the terms of this paragraph.
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     11   Disparagement.  Executive will not make any malicious, disparaging or false remarks about Company, its officers, directors or employees. Executive further agrees to refrain from making any negative statements regarding Company to any third parties or any statements which could be construed as having or causing a diminishing effect on Company's reputation, goodwill or business. The parties acknowledge that this commitment does not affect Executive's obligation to testify truthfully in any litigation, and any such testimony will not constitute a violation of this provision.

     12   Consent to Injunction.  Executive agrees that his violation of paragraphs 8, 9, 10 or 11 will constitute a breach of this Agreement that will cause irreparable injury to Company, and that monetary damages alone would not adequately compensate Company for the harm suffered. Executive agrees that Company shall be entitled to injunctive relief to enjoin any breach or threatened breach of paragraphs 8, 9, 10 or 11 in addition to any other available remedies.

     13   Representation.  Executive represents and warrants that, during his tenure as an employee, officer and/or director of Company, he has engaged in no conduct that is improper, illegal or otherwise in violation of his fiduciary duties to Company.

     14   Cooperation.  Executive shall make himself available to the Company's attorneys for meetings, to prepare for and provide testimony, and as reasonably necessary in any litigation, without the requirement of a subpoena.

     15   No Admission of Liability.  Executive agrees that nothing in this
Separation Agreement and Release, its contents, and any payments made under it, will be construed as an admission of liability on the part of Company.

     16   Dispute Resolution.  The parties agree that any dispute (1) concerning the interpretation, construction or breach of this Agreement, (2) arising from Executive's employment or service with Company, (3) relating to any compensation or benefits Executive may claim, or (4) relating in any way to any claim by Executive for reinstatement or reemployment by Company after execution of this Agreement shall be submitted to a mediator agreed upon by the parties for nonbinding confidential mediation under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (AAA). Each party shall bear their own costs of mediation. If the matter cannot be resolved with the aid or the mediator, it shall be submitted to AAA for final and binding confidential arbitration. Both parties agree that the procedures outlined in this paragraph are the exclusive methods of dispute resolution; provided, however, that Company shall be entitled to seek injunctive relief in any court of competent jurisdiction to prevent a breach or threatened breach of paragraphs 8, 9, 10 or 11, notwithstanding anything in this paragraph to the contrary.

     17. Governing Law, Forum and Attorney Fees. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Oregon. In the event of any suit, action or arbitration to interpret or enforce this Agreement, the prevailing party shall be entitled to its attorney fees, costs, and out-of-pocket expenses, at trial and
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on appeal. The exclusive jurisdiction for any action to interpret or enforce this Agreement shall be Multnomah County, Oregon.

     18. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective heirs, executors, administrators, successors, assigns and other legal representatives. This Agreement may not be assigned by Executive.

     20. Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid obligations, provisions, or applications.

     19. Waiver. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this agreement or of the right to demand strict performance in the future.

     20. Section Headings. The section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

     21. Entire Agreement. This Agreement and any prior confidentiality, assignment of inventions, and/or non-solicitation agreement Executive entered into with Company or any predecessor company acquired by or affiliated with Company, constitute the entire agreement of Company and Executive, and supersede all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to their subject matter. Each of the rights, obligations and remedies provided for in these agreements shall be cumulative. This Agreement was the subject of negotiation between the parties and, therefore, the parties agree that the rule of construction requiring that the agreement be construed against the drafter shall not apply to the interpretation of this agreement.

     This Agreement is not effective until it is signed by all parties.

ROBERT DALTRY                          FLIR SYSTEMS, INC.


By: /s/ Robert P. Daltry               By: /s/ John C. Hart
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Date: 7/31/00                          Date: 7/28/00
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